Exhibit 10.33

SECOND AMENDMENT

TO

GAP INC. SUPPLEMENTAL DEFERRED COMPENSATION PLAN

WHEREAS, The Gap, Inc. (the “Company”) maintains the Gap Inc. Supplemental Deferred Compensation Plan (the “Plan”); and

WHEREAS, the Plan previously has been amended; and

WHEREAS, further amendment of the Plan now is considered desirable to provide for the merger of The Gap, Inc. Executive Deferred Compensation Plan into the Plan, the discontinuance of the notional Gap Stock Fund in the Plan, and a change in the name of the Plan to “The Gap, Inc. Deferred Compensation Plan”;

NOW, THEREFORE, IT IS RESOLVED that, pursuant to the power reserved to the Company under Section 12 of the Plan, and in exercise of the authority delegated to the undersigned officer by resolutions of the Board of Directors of the Company dated November 19, 2008, the Plan is hereby amended in the following particulars, all effective March 2, 2009 except as indicated otherwise:

1. By renaming the Plan “The Gap, Inc. Deferred Compensation Plan.”

2. By substituting the name “The Gap, Inc. Deferred Compensation Plan” in place of the name “Gap Inc. Supplemental Deferred Compensation Plan” where the latter name appears in the first sentence of subsection 1.1 of the Plan.

3. Effective January 1, 2009, by adding the following at the end of subsection 2.18 of the Plan:

“Effective January 1, 2009, the Gap Stock Fund shall be frozen and no new notional investments shall be made to the Gap Stock Fund after December 31, 2008. Effective January 1, 2009, a Participant shall not be permitted to elect to transfer additional amounts into the Gap Stock Fund. The Gap Stock Fund shall be liquidated on March 2, 2009.”

4. Effective January 1, 2009, by substituting the following for subsection 5.1 of the Plan:

“5.1 Investment Funds

The Committee may designate, in its discretion, one or more Investment Funds for the notional investment of Participants’ Accounts. The Committee, in its discretion, may from time to time establish new Investment Funds or eliminate existing Investment Funds. The Investment Funds are for recordkeeping purposes only and do not allow Participants to direct any Company assets (including, if applicable, the assets of any trust related to the Plan). Each Participant’s Accounts shall be adjusted pursuant to the Participant’s notional investment elections made in accordance with this Section 5, except as otherwise determined by the Committee in its sole discretion. Effective as of the beginning of business on January 1, 2009, the Gap Stock Fund shall be frozen and no new notional investments shall be made to the Gap Stock Fund after December 31, 2008. The Gap Stock Fund shall be discontinued and liquidated as described in subsection 5.2 of the Plan.”

5. Effective January 1, 2009, by adding the following new sentence at the end of subsection 5.2 of the Plan:

“Notwithstanding the foregoing and any other provision of the Plan to the contrary, amounts subject to a Participant’s notional investment election to defer amounts into the Gap Stock Fund after December 31, 2008 shall be notionally invested in the RiverSource Cash Management Fund, and shall be credited with notional interest through March 1, 2009. Amounts remaining in the RiverSource Cash Management Fund or any amounts remaining in the Gap Stock Fund shall be liquidated and automatically transferred into the American Funds Balanced Fund on or as soon as administratively feasible after March 2, 2009.”

6. Effective January 1, 2009, by adding the following new sentence at the end of subsection 5.3 of the Plan:

“Effective January 1, 2009, a Participant shall not be permitted to elect to transfer additional amounts into the Gap Stock Fund. If a Participant does not make an election to transfer amounts out of the Gap Stock Fund prior to March 1, 2009, the Participant’s Accounts invested in the Gap Stock Fund or the RiverSource Cash Management Fund shall be transferred to the American Funds Balanced Fund on or as soon as administratively feasible after March 2, 2009.”

7. Effective December 31, 2008, by deleting the second sentence of subsection 9.6 of the Plan, and by substituting the word “continue” in place of the word “cease” in the first sentence of subsection 9.6 of the Plan.

8. By adding a new Supplement A to the Plan, in the form attached hereto.

*        *        *

IN WITNESS WHEREOF, the undersigned officer has executed this amendment on behalf of the Company, this 24th day of November, 2008.

THE GAP, INC.

By:	/s/ William Tompkins
Sr. Vice President, Total Rewards

APPENDIX A

Merger of

The Gap, Inc. Executive Deferred Compensation Plan

into

The Gap, Inc. Deferred Compensation Plan

(prior to March 2, 2009, known as the Gap Inc. Supplemental Deferred Compensation Plan)

A-1. Introduction. The Gap, Inc. (the “Company”) maintains The Gap, Inc. Executive Deferred Compensation Plan (the “EDCP”) for the benefit of certain of its eligible employees. As of the beginning of business on March 2, 2009 (the “Merger Date”), the EDCP shall be merged into and continued in the form of this Plan.

A-2. Purpose. The purpose of this Appendix A is to set forth special provisions which will apply under the Plan on and after March 1, 2009 to reflect the merger and resulting transfer of notional accounts of participants in the EDCP into the Plan on the Merger Date. The Plan is designed to comply with the American Jobs Creation Act of 2004, as amended (the “Jobs Act”), and section 409A of the Code. The Plan is intended to conform to the requirements of the Jobs Act and section 409A of the Code, and final Treasury Regulations issued thereunder, with respect to Non-Grandfathered amounts under the Plan. Prior to January 1, 2009, it is intended that the provisions of the Plan relating to the amounts merged into the Plan from the EDCP be interpreted according to a good faith interpretation of the Jobs Act and section 409A of the Code, and consistent with published guidance thereunder, including, without limitation, IRS Notice 2005-1 and the proposed and final Treasury Regulations under section 409A of the Code. Treatment of amounts deferred under the Plan pursuant to and in accordance with any transition rules provided under all IRS published guidance and other applicable authorities in connection with the Jobs Act or section 409A of the Code, shall be expressly authorized hereunder and shall be administered in accordance with procedures established by the Company. In the event of any inconsistency between the terms of the Plan and the Jobs Act or section 409A of the Code with respect to Non-Grandfathered amounts, the terms of the Jobs Act and section 409A of the Code shall prevail and govern. “Grandfathered Amounts” shall mean the portion of the participant’s account balance under the EDCP as of December 31, 2004, the right to which was earned and vested (within the meaning of Treasury Regulation §1.409A-6(a)(2)) as of December 31, 2004, plus the right to future contributions to the account the right to which was earned and vested (within the meaning of Treasury Regulation. §1.409A-6(a)(2)) as of December 31, 2004, to the extent such contributions are actually made, each determined by reference to the terms of the EDCP in effect as of October 3, 2004, but only to the extent such EDCP terms have not been materially modified (within the meaning of Treasury Regulation §1.409A-6(a)(4)) after October 3, 2004. Grandfathered Amounts shall include any earnings (within the meaning of Treasury Regulation. §1.409A-1(o)) attributable thereto. “Non-Grandfathered Amounts” shall mean the Participant’s Account balance under the Plan less any portion of the Participant’s Account balance under the Plan constituting Grandfathered Amounts.

A-3. Participation in the Plan. Each employee of the Company who, on March 1, 2009, was a participant with an account under the EDCP (an “Appendix A Participant”) became a Participant with an Account under the Plan effective as of the Merger Date, in accordance with the provisions of the Plan, as described in paragraph A-4 below.

A-4. Prior Accounts. Notional amounts credited to the notional accounts maintained under the EDCP for Appendix A Participants, as adjusted as of the Merger Date in accordance with the terms of the EDCP ( the “Prior Accounts”), will be credited to this Plan as of the Merger Date, and shall be notionally invested in the corresponding Investment Funds under this Plan to the extent determined by the Investment Committee and, at the discretion of the Investment Committee, as directed by the Appendix A Participant. Notwithstanding the foregoing, “Grandfathered Amounts” shall be held in separate “Grandfathered Accounts” and subaccounts to the extent deemed necessary and desirable by the Company.

A-5. Termination Date. The Termination Date with respect to an Appendix A Participant applicable to an Appendix A Participant’s Grandfathered Amounts shall be the date on which the Appendix A Participant ceases to perform services with the Company and any affiliate.

A-6. Former Participants. Former participants in the EDCP who terminated employment prior to the Merger Date but have not received payment in full of their vested Prior Account balances by that date shall have their remaining Prior Account balances maintained under the Plan. Such former participants in the EDCP with Prior Account balances under the Plan (or, in case of their death, their beneficiaries) may direct the notional investment of their Accounts pursuant to the provisions of the Plan until such Accounts are paid out in full and only for this purpose shall be treated as a “Participant” or a “Beneficiary”, as the case may be, under the Plan. Until payment in full is made, the Prior Account balances shall be adjusted pursuant to the terms of the Plan.

A-7. Manner of Distribution. The elections made by participants under the EDCP with respect to the manner of distribution of their Prior Account balances, plus notional appreciation, income, and earnings and minus notional depreciation and losses thereon (“Adjusted Prior Account Balances”) shall continue to apply to Adjusted Prior Account Balances of Appendix A Participants under this Plan on and after the Merger Date. Upon the Participant’s Termination date, the unvested portion of such Account shall be permanently forfeited.

A-8. In-Service Withdrawals. With respect to Grandfathered Amounts, the Company, in its sole discretion and notwithstanding any contrary provision of the Plan, may determine that all or part of the Appendix A Participant’s vested Prior Account shall be paid to him or her immediately as an in-service withdrawal; provided, however, that an amount equal to ten percent of the total amount of the in-service withdrawal shall be withheld by the Company and permanently forfeited. Appendix A Participants shall be limited to one in-service withdrawal per Plan Year.

A-9. Timing of Distributions. Adjusted Prior Account Balances of Appendix A Participants shall be distributed pursuant to the terms of this Plan. Notwithstanding the foregoing, with respect to Grandfathered Amounts, distributions shall be made as soon as practicable following an Appendix A Participant’s Termination Date. Installment payments shall be made as soon as practicable following an Appendix A Participant’s Retirement date (age 50)

or death, with respect to Grandfathered Amounts. Payments made pursuant to an in-service distribution election with respect to Grandfathered Amounts shall be made on or before the last working day of April of the plan year in which such payment was elected to be made. Within the specific time periods described in this Appendix A, the Company shall have sole discretion to determine the specific timing of the payment of any Grandfathered Amounts under the Plan. The provisions of subsection 5.4 of the Plan shall apply only to Non-Grandfathered Amounts for Appendix A Participants.

A-10. Use of Terms. Terms used in this Appendix A with respect to the Plan shall, unless defined in this Appendix A, have the meanings of those terms as defined in the Plan. All of the terms and provisions of the Plan shall apply to this Appendix A.